UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2012

MoneyGram International, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31950 (Commission File Number)	16-1690064 (I.R.S. Employer Identification No.)

2828 N. Harwood Street, 15th Floor Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip Code)

(214) 999-7552
 (Registrant’s telephone number, including area code)
 Not applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers.

On October 12, 2012, MoneyGram International, Inc. (the “Company”) and Pamela H. Patsley, its Chairman of the Board of Directors and Chief Executive Officer, entered into Amendment No. 1 (the “Amendment”) to Ms. Patsley’s Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of September 1, 2009.  The Amendment is intended to more closely align certain provisions of the Employment Agreement with competitive market practices and to provide a possible basis for the specific terms of an extended employment agreement with Ms. Patsley in the event the Company determines to offer an extended agreement to Ms. Patsley.

The Amendment provides that prior to August 31, 2013 (the expiration date of the Employment Agreement, the “Expiration Date”), the Company may offer to extend Ms. Patsley’s employment under a new employment agreement with at a minimum the terms outlined on Exhibit C to the Employment Agreement.  The minimum terms included in Exhibit C specify Ms. Patsley’s annual base salary, target annual cash bonus and annual equity award, change in control terms and certain other general terms.  The Amendment states that, unless otherwise specified in Exhibit C, the terms of  Ms. Patsley’s new employment agreement must be at least as favorable as the terms contained in the Employment Agreement, as amended.

The Amendment provides that in the event the Company does not offer Ms. Patsley a new employment agreement as specified in the Amendment, including Exhibit C, prior to the Expiration Date, she may retire on the Expiration Date and receive the severance compensation and benefits as if she had been terminated without “cause” or resigned for “good reason” (as defined in the Employment Agreement, as amended).   The Amendment revises the provisions that relate to termination without “cause” or resignation for “good reason” to provide that Ms. Patsley would receive a payment of two times her base salary plus her target bonus amounts payable in installments over the 24 months following termination, as well as, in accordance with the existing Employment Agreement, a prorated bonus payment equal to the amount actually achieved  by the Company under the performance objectives for the bonus for the year of termination, and continuation of health and life insurance for a period of eighteen months from the date of termination.  With respect to existing equity awards,  Ms. Patsley would receive the following benefits:  (a) the full amount of each performance-based option award will remain outstanding and eligible to vest following termination of Ms. Patsley’s employment until the fifth anniversary of the grant date of such option (i.e., the end of the performance period for such option) and, if the performance objectives are not achieved by such date, the award will be forfeited by Ms. Patsley for no consideration, (b) the portion of each time-based option award that would have vested during the twelve months following termination had the termination not occurred will be deemed vested on the date of termination, and (c) all of Ms. Patsley’s options will remain exercisable until the earlier of (i) expiration of the ten-year term of the options and (ii) the 5th anniversary of the date of termination, to the extent her options are either vested on the date of termination or are performance-based options that become vested during such post-termination period.

In the event the Company offers to enter into a new employment agreement in accordance with the terms of the Amendment, including Exhibit C, and Ms. Patsley declines the offer, her employment may terminate on the Expiration Date and she will be entitled, in accordance with the existing Employment Agreement, both to receive a cash bonus for the full year of termination, provided that the applicable Company performance goals are achieved, and vesting of any outstanding stock options that are subject to performance-based vesting through any vesting date that occurs during the year following termination.  In addition, she will have the right to exercise all of her vested options (including any performance options that vest following her termination) until the earlier of (i) expiration of the 10 year term of such options, or (ii) the 5th anniversary of the date of termination.

The foregoing description of the Amendment is not complete and is qualified in its entirety by the Amendment and Exhibit C, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description of Exhibits

10.1	Amendment No. 1 to the Amended and Restated Employment Agreement, dated as of October 12, 2012, by and between MoneyGram International, Inc. and Pamela H. Patsley

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.
Date: October 16, 2012	By:	/s/ Francis Aaron Henry
Francis Aaron Henry
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Amendment No. 1 to the Amended and Restated Employment Agreement, dated as of October 12, 2012, by and between MoneyGram International, Inc. and Pamela H. Patsley

4